RICK'S
CABARET


FOR IMMEDIATE RELEASE

RICK'S CABARET INTERNATIONAL, INC. PLANS TO ACQUIRE A MIDTOWN MANHATTAN GENTLEMEN'S CLUB

HOUSTON - (September 16, 2004) - RICK'S CABARET INTERNATIONAL [NASDAQ: RICK], a publicly traded company that operates gentlemen's clubs in Texas and Minnesota, said today its wholly owned subsidiary, RCI Entertainment (New York), Inc., has signed a definitive agreement to purchase a large gentlemen's club in midtown Manhattan that is expected to increase the company's revenue significantly.

ERIC LANGAN, CEO of Houston-based Rick's Cabaret, said the company plans to acquire an existing gentlemen's club located near the EMPIRE STATE BUILDING and MADISON SQUARE GARDEN, and less than 10 blocks from TIMES SQUARE. The definitive agreement executed on September 15, 2004, calls for closing the transaction by December 1, 2004, subject to the satisfaction of certain conditions, including obtaining adequate financing, transfer of all existing licenses and permits to RCI New York, obtaining consent of the landlord, execution of a Non-Disturbance Agreement, and other conditions consistent with transactions of this type.

Mr. Langan said the total purchase price for the assets and stock of the existing club would be $7.625 million, payable $2.5 million cash at closing and $5.125 million payable in a promissory note bearing simple interest at the rate of 4.0% per annum (the "Promissory Note"), part of which is convertible to Rick's Cabaret restricted common stock at prices ranging from $4.00 to $7.50 per share (Rick's Cabaret shares closed at $2.47 on the NASDAQ Small Cap exchange on September 15). RCI New York will also assume a lease with 19 years remaining. Mr. Langan said the company is also studying a variety of proposals for additional financing of $1.4 million that will be used to remodel the existing venue.

The club will be renamed "Rick's Cabaret" and will occupy 10,000 square feet on three levels, with an additional 4,000 square feet available for office space.

"The club we are buying is fully permitted and licensed at this time, and historically it has met regulatory standards for New York City," Mr. Langan said. "Because of its proximity to sporting events at Madison Square Garden, the Javits Center, Penn Station, hotels and other major commercial and tourist attractions, we expect to attract substantial lunch time and evening guests. Once we have finished remodeling the club early next year it should add significantly to the company's annual revenues and is expected to be accretive to earnings in fiscal 2005."

Rick's Cabaret earned $438,294 or 12 cents per share on revenues of $15 million in fiscal 2003. For the nine months ending June 30, 2004 total company revenues were $11,890,532 with net income of $698,087 and earnings per share for the year to date of 19 cents.

Since their launch in the mid-1980s, Rick's Cabaret has enjoyed a reputation for offering high quality entertainment featuring beautiful women and fine restaurant service at its upscale nightclub locations in Houston, Minneapolis, San Antonio and Austin. ANNA NICOLE SMITH met her wealthy husband while dancing at a Rick's Cabaret and 13 performers from the clubs have become PENTHOUSE PETS (three have been named "Pet of the Year") while three have become PLAYBOY PLAYMATES. The company went public in 1995 and was the first gentlemen's club to be listed on a major U.S. stock exchange.

ABOUT  RICK'S  CABARET
----------------------
Rick's  Cabaret  International,  Inc.  (www.ricks.com) owns and operates upscale
                                        -------------
adult nightclubs serving primarily businessmen and professionals that offer live adult entertainment, restaurant and bar operations. The company owns and operates seven adult nightclubs under the name "Rick's Cabaret" and "XTC" in Houston, Austin and San Antonio, Texas, and Minneapolis, Minnesota, licenses Rick's Cabaret in New Orleans, and owns an adult-themed club called "Encounters" that serves the couples or "swingers'" market and a sports bar called the "Hummers," both in Houston. No sexual contact is permitted at any of these locations. Rick's Cabaret also owns two adult Internet membership Web sites at www.couplestouch.com and www.xxxpassword.com that contain content acquired from
--------------------      -------------------
wholesalers, and a network of nine online auction sites under the flagship site www.naughtybids.com. These highly automated sites provide a sales platform for
-------------------
adult products and services in an auction format and generate revenues through transactional service fees. Rick's Cabaret common stock is traded on the NASDAQ Small Cap market under the symbol RICK. For further information contact ir@ricks.com.
------------

FORWARD-LOOKING  STATEMENTS:
----------------------------
This press release may contain forward-looking information within the meaning of
Section 21E of the Securities Exchange Act of 1934 that involves significant risks and uncertainties, and is subject to the safe harbors created by this section. Important factors that could cause actual results for Rick's Cabaret to differ materially from those indicated in this press release include the risks and uncertainties as to the future operational and financial results of our Web sites, conditions relevant to real estate transactions, the future operational performance of our partners, the laws governing the operation of adult entertainment businesses, competitive and economic factors, dependence on key personnel and the ability to manage operations. Rick's Cabaret has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances. Please refer to the documents Rick's Cabaret files from time to time with the Securities and Exchange Commission, in particular the most recent quarterly reports on Form 10-QSB and annual report on Form 10-KSB.


CONTACT FOR FURTHER INFORMATION:     Allan Priaulx, 212-338-0050, ir@ricks.com
                                                                  ------------